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                                                                   Exhibit 10.17

                            LETTER OF INTENT [FINAL]


This binding Letter of Intent ("LOI") is entered into this 15th day of December, 2004 between Acacia Research Corporation, a corporation having its principal place of business at 500 Newport Drive, Suite 700, Newport Beach, CA, 92660 ("Buyer") and Global Patent Holdings LLC, a limited liability company having its principal place of business at 500 Skokie Blvd., Suite 585 Northbrook, IL 60062 ("Seller").

WHEREAS, Seller is the exclusive owner of all right, title and interest in the membership interests of the single member limited liability companies set forth on EXHIBIT A attached hereto (the "Limited Liability Companies"), which, with any exceptions described, set forth or contained in the schedules, documents and other materials that have been or will be provided by Seller to Buyer prior to the Closing (the "Exceptions"), are the exclusive licensees (with rights to enforce) of, or own all right, title and interest in, the U.S. Patents and any open continuations, continuations in-part, and foreign counterparts thereof (collectively the "Patents"), and certain enforcement actions related thereto, all as set forth in such materials.

WHEREAS, Seller desires to sell and Buyer desires to buy all of Seller's right, title, and interest in the membership interests of the Limited Liability Companies (the "Transaction").

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Subject to (i) Buyer's successful completion of a due diligence review of the business of the Limited Liability Companies as set forth in Section 4 below and
Section 6 below, (ii) there not occurring after the date hereof a material adverse change in the business, financial condition or prospects of Buyer, other than adverse changes as a result of Buyer's pending patent litigation or licensing activities, (iii) the negotiation and execution of a mutually agreeable Definitive Agreement (as defined below) and (iv) the purchase price to Seller not being adjusted downward from that described herein, Seller agrees to transfer, convey, sell and assign to Buyer at the closing of the Transaction (the "Closing") a one hundred percent (100%) ownership interest in each of the Limited Liability Companies, free and clear of all liens and encumbrances of any kind. Except as to the Exceptions, the Limited Liability Companies shall have the exclusive rights to license, or shall own, the Patents, free and clear of all liens, licenses, encumbrances, covenants, waivers and ownership claims and shall further have all rights of action, interests, claims and demands for existing and future damages and profits for past, present and future infringement of the Patents by any and all parties worldwide.

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2. (a) In consideration for the sale of the membership interests in the Limited
Liability Companies as set forth in Section 1 above, at Closing Buyer shall (i) pay to Seller $3 million in cash and (ii) issue to Seller 3,938,832 shares of Acacia Research -Acacia Technologies common stock (the "ACTG Stock"), representing $17 million divided by $4.316, the average closing price of ACTG Stock for the ten trading days preceding October 30, 2004. The purchase price shall be subject to adjustments as provided in paragraphs (b)(i), (f) and (g) below.

         (b) Seller may terminate this LOI and shall have no obligation to sign the Definitive Agreement if the average of the daily averages of the high and low trades for ACTG Stock over the consecutive 10 trading day period before the Closing date (the "Average Price") is (i) between Two Dollars and Fifty Cents ($2.50) and Three Dollars and Fifty Cents ($3.50), unless Buyer agrees to provide Seller with additional shares of ACTG Stock so that the value of the ACTG Stock delivered at Closing using the Average Price is not less than $13,785,912 or (ii) less than Two Dollars and Fifty Cents ($2.50).

         (c) Buyer shall use its best efforts to file, as soon as practicable, a resale registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") for the shares of ACTG Stock to be issued in the Transaction and to cause it to become effective as soon as practicable after the Closing, but not later than 100 days after the Closing if the SEC reviews the registration statement or 30 days if it does not (the "Projected Effective Date"). Seller shall cause all members that will be receiving ACTG Stock subject to the Registration Statement to provide Buyer with such member's personal information as is required for the Registration Statement within five business days of Buyer's request. Such Registration Statement shall provide for the registration of the ACTG Stock for resale, and such ACTG Stock shall be afforded the same benefits and rights as ACTG Stock which is purchased on the open market. Buyer shall pay Seller the sum of Three Thousand Dollars ($3,000) per day for each day between the Projected Effective Date and the actual effective date of the Registration Statement (minus each day that Seller is delinquent in providing the member information as set forth above). Buyer shall also grant Seller or its members first priority piggyback registration rights with respect to any registration statements filed after the Closing by Buyer other than those on Form S-8. The parties shall execute and deliver a Registration Rights Agreement simultaneously with the execution and delivery of the Definitive Agreement.

         (d) At Closing, Buyer and Seller shall enter into an agreement providing for Mr. Brown to have the right to appoint himself or another person he designates, and who is reasonably acceptable to Buyer, to Buyer's Board of Directors for so long as Mr. Brown retains a specified number of shares (as agreed upon in the Definitive Agreement) in the Transaction.

         (e) Seller shall advise its members, and Buyer shall advise its officers, employees and agents, that they are prohibited from buying or selling any ACTG Stock until the earlier of (i) the termination of this LOI, or (ii) the execution of the Definitive Agreement.

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         (f) Seller and the Limited Liability Companies collectively have the sum of approximately $5.7 million in cash and cash equivalent assets (including investments in municipal bonds) as of the date of this LOI. Between the date hereof and the Closing, the Limited Liability Companies expect to receive additional cash flow in the ordinary course of business. Buyer acknowledges and agrees that all the cash and cash equivalent assets of Seller and the Limited Liability Companies held immediately prior to the Closing Date (the "Funds") may be distributed to the members of Seller immediately prior to the Closing Date and that Buyer shall have no right to the Funds. However, the number of shares of ACTG Stock issued to Seller at the Closing shall be reduced by the excess, if any, of the amount distributed to the members of Seller between $6 Million and $7 Million, divided by $4.316; any excess distribution between $7 Million and $10 Million shall reduce the cash portion of the purchase price; and any distributions in excess of $10 Million shall again reduce the stock portion of the purchase price on the same basis as stated above (but not below zero).

         (g) The Limited Liability Companies hold receivables listed on a schedule provided to Buyer (the "Receivables"). Upon the Closing, the Limited Liability Companies shall assign to Seller the rights to receive all payments with respect to the Receivables and Seller shall assume the obligation to pay the amounts due to the owner of the patents and the contingent attorneys fees relating to the Receivables. Buyer shall promptly pay to Seller any payments that Buyer or the Limited Liability Companies may receive from the Receivables after the Closing.

3. Seller shall cause Mr. Anthony O. Brown ("Mr. Brown") to enter into a two (2) year personal services and a four (4) year non-competition agreement with Buyer in which Mr. Brown agrees to provide Buyer with up to 1200 hours of services annually for two years in connection with the licensing and enforcement of the Patents, and in which Mr. Brown agrees for a four-year term not to purchase any patent or provide services to any individual or company in connection with the purchase, licensing or enforcement of patents by such individual or company (other than services provided to Seller and provided that Mr. Brown may practice law). In consideration for the personal services and non-competition agreement, and in further consideration of (i) the transfer by Mr. Brown to Buyer of Mr. Brown's good will, including his contacts and relationships with patent owners, attorneys, inventors, experts and others in the intellectual property business,
(ii) his established name and reputation in the patent licensing and enforcement business, (iii) the use of Mr. Brown's name and reputation to help Buyer maintain relationships with, and assist with the continued cooperation of, patent owners, inventors, attorneys or experts who have agreements or prospective agreements with the Limited Liability Companies and (iv) the use of his name and reputation to assist Buyer in doing business with other patent owners who wish to sell their patents or enter into exclusive licensing arrangements, and for other good and valuable consideration, Buyer shall pay Mr. Brown the sum of Two Million Dollars ($2,000,000) upon closing of the Transaction and an additional Two Million Dollars ($2,000,000) dollars payable in monthly installments over two years. Alternatively, in the Definitive Agreement, Mr. Brown may designate a recipient for all or a portion of the consideration. The agreement with Mr. Brown shall include the following provisions: (i) if Buyer shall default on any payment, the entire remaining


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balance shall become due and payable with interest at 12% per annum from the default date, and the prevailing party shall be entitled to his or its attorneys fees and costs, (ii) the entire amount shall become due and payable in the event there shall be a judgment against Buyer in an amount exceeding one third of Buyer's then working capital, if Seller shall at any time become insolvent or file or have filed against it a petition in bankruptcy or if Buyer's working capital shall at any time be less than three times the then balance of the amount due to Mr. Brown and (iii) there shall be no rights to set off any claims that Buyer may have against Seller. Mr. Brown shall be paid as an independent contractor of Buyer, shall be responsible for all payroll and other taxes, and shall not be not be entitled to any employee benefits whatsoever; provided that Buyer shall pay the rent of Seller's Northbrook office and the salary and health benefits of Seller's office manager for the two year term of the personal services agreement. Buyer shall reimburse Mr. Brown for all reasonable travel and other out of pocket expenses incurred in rendering services to Buyer. Mr. Brown shall not be required to relocate.

4. (a) For the period ending 45 days from the date of this Letter (the "Due Diligence Period"), Buyer shall conduct due diligence on the Limited Liability Companies and the Patents at Buyer's sole discretion and expense. Seller will provide assistance to Buyer with its due diligence, including without limitation: (a) identifying potential infringers and supplying infringement analyses of the Patents; (b) answering questions regarding the patent prosecution history of the Patents, providing file wrappers and information regarding the chain of title to the Patents; (c) providing copies of any purported prior art, opinions of counsel and any other documents in Seller's possession or control, if any, that concern the validity or enforceability of any claim or claims of the Patents (although Seller will not make any representations or warranties to Buyer as to infringement, validity or enforceability of the Patents or the amounts that Buyer may recover from licensing or enforcing the Patents); (d) providing copies of any existing licenses and correspondence regarding the license or potential license of the Patents; (e) providing all retainer agreements with counsel, consultants, and other third parties to provide services in connection with the Patents; (f) providing pleadings, briefs, and correspondence with respect to any litigation, administrative proceedings, the prosecution of claims, and USPTO office actions, all with respect to the Patents; (g) providing information regarding any liens, licenses, liabilities or other encumbrances on the Limited Liability Companies or the Patents; (h) providing all exclusive license agreements, purchase agreements, assignments, and inventor agreements with respect to the Limited Liability Companies' exclusive licensing rights or free and clear ownership of the Patents, including without limitation any notices of default received pursuant to such agreements and the existence of any facts (including acts and omissions) which may give rise to any such default; (i) making available to Buyer outside litigation and prosecution counsel engaged by the Limited Liability Companies and all inventors of the Patents; (j) providing an accurate and complete list of all assets, liabilities and obligations (whether existing or contingent) of the Limited Liability Companies; and (k) providing such other assistance as Buyer may reasonably request.

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         (b) Buyer shall pay for all out of pocket expenses incurred by Seller
(including travel, duplicating, messenger and the like) and all expenses incurred by Seller's accountants or other representatives or agents, in responding to Buyer's due diligence requests (including the costs related to preparing audited financial statements for Seller). Buyer and Seller agree to indemnify, defend and hold harmless one another and their respective affiliates, officers and members, from and against all claims or actions by third parties arising or as a result of any breach by Buyer or Seller, or their respective employees or agents, of the Mutual Non-Disclosure Agreement between Buyer and Seller. The foregoing indemnification agreement shall survive any termination of this LOI for a period of one year.

5. During the Due Diligence Period, Seller and its principals, members, employees, officers and directors shall refrain from (a) offering, selling, encumbering or otherwise transferring any of the membership interests of the Limited Liability Companies to a third party or (b) offering, selling, encumbering or otherwise disposing of its interests in the Patents; provided that nothing herein shall prevent Seller or the Limited Liability Companies from operating in the ordinary course of their businesses consistent with their past practices, including without limitation licensing the Patents to third parties; initiating, conducting or settling enforcement proceedings; or filing or prosecuting applications with the PTO or other regulatory agencies. Buyer shall keep Seller advised of all such activities during the Due Diligence Period.

6. During the Due Diligence Period, Buyer shall have the right to terminate this LOI at its sole and reasonable discretion. Buyer shall notify Seller of the reason for any such termination. Other than as provided in the following sentence and in Section 4(b) above, upon Buyer's written notice of termination, neither party shall have any further rights or obligation to the other hereunder. In the event that Buyer terminates this LOI, or the Transaction is not consummated because of Buyer's material breach of this Letter of Intent or its failure to engage in good faith negotiations to enter into a Definitive Agreement consistent with the terms hereof, Buyer shall pay to Seller, within three (3) business days of termination, a cash break-up fee of $1 million ($1,000,000). In the event Buyer fails to pay the break-up fee, Seller (or Buyer if it is the prevailing party) shall be entitled to recover its attorneys fees and costs and Seller additionally (if it is the prevailing party) shall be entitled to interest on the unpaid amount at 12% per annum.

7. Following the execution of this LOI, Buyer shall enter into good faith negotiations with Dooyong Lee to enter into an employment arrangement with him upon the Closing of the Transaction, on terms mutually agreeable to Buyer and Mr. Lee.

8. Unless this LOI is terminated in accordance with Section 6, the parties shall negotiate in good faith to enter into a definitive agreement (the "Definitive Agreement") within 45 days from the date of this Letter. The Definitive Agreement shall contain representations, warranties, covenants, conditions and other terms that are usual and customary in similar purchase agreements between similarly situated parties, consistent with this LOI.

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9. There shall be no requirement in the Definitive Agreement that the Limited
Liability Companies or the Seller establish any reserve, or that there be any amount held back or set off from the purchase price at Closing. Any indemnification or similar rights shall be subject to a "deductible" and a "cap" and shall expire on the first anniversary of the Closing date, and any such rights in favor of Buyer shall not apply to any potential contingent liabilities related to the enforcement of the Patents, such as for counterclaims that may be or have been asserted to recover costs or attorneys fees under any theory of recovery. No individual affiliated with either Buyer or Seller shall be required to provide any personal warranties, representations, guarantees or indemnifications, provided, however that Buyer and Seller shall be required to make warranties, representations and provide such indemnifications as are typical in transactions of this type.

10. The information exchanged under this Letter of Intent shall be treated as Confidential Information under the terms of the Mutual Nondisclosure Agreement by and between Seller and Buyer. Notwithstanding the foregoing, upon the signing of the LOI, Buyer may issue a press release and file an 8K announcing the LOI in accordance with securities and other laws, rules, and regulations. Buyer may file a copy of this Letter of Intent with the SEC.

11. This LOI is legally binding on the parties, but is subject to further clarification and such other usual and customary terms and conditions in transactions of this type to be negotiated in good faith and to be agreed upon by the parties in the Definitive Agreement which shall, at a minimum, include the provisions of this LOI substantially as intended.

12. Buyer may assign this LOI to an affiliated entity formed by Buyer for the purpose of purchasing the membership interests in the Limited Liability Companies, provided that Buyer shall remain responsible for its obligations contained herein.




ACACIA RESEARCH CORPORATION                 GLOBAL PATENT HOLDINGS LLC


By: /S/ Paul R. Ryan                        By:  /S/ Anthony O. Brown
    ----------------------                       ------------------------
Title:    CEO                               Title:    CEO
     ---------------------                        -----------------------

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                                    EXHIBIT A

AV Technologies LLC
Broadcast Innovation LLC
Data Innovation LLC
Financial Systems Innovation LLC
Information Technology Innovation LLC
InternetAd LLC
IP Innovation LLC
KY Data Systems LLC
New Medium LLC
TechSearch LLC
VData LLC



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